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                                                                  Exhibit (23.1)




                       CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in this Annual Report Form (10-K) of Horizon Bancorp, Inc. and Subsidiaries of our report dated February 3, 1995, included in the 1994 Annual Report to Shareholders of Horizon Bancorp, Inc., and Subsidiaries.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-73926) pertaining to the Incentive Stock Option Plan of Horizon Bancorp, Inc. of our report dated February 3, 1995, with repect to the consolidated financial statements of Horizon Bancorp, Inc. and Subsidiaries incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 1994.



                                                /s/ ERNST & YOUNG LLP


Charleston, West Virginia
March 28, 1995